Exhibit 10.44


Letterhead of Venture Vest Capital Corporation

March 18, 2004


Great Oak, LLC

c/o CB Richard Ellis/Asset Services
Attn:  Debbie Santano, CPM/Director
3110 Fairview Park Drive - Suite 120

Falls Church, VA 22042

Dear Ms. Santano:

         This letter will constitute an amendment and termination of that certain Deed of Lease dated June 5, 2000 between Fair Grove Properties, L.L.C., as Landlord, and Qorus.com, Inc., as Tenant. We are relying on your representation that Great Oaks, LLC ("Great Oak") has succeeded Fair Grove Properties, L.L.C. as Landlord under said Deed of Lease.

         In consideration of the payment to Great Oak of the sum of $1,500.00, which sum is enclosed herewith, and the receipt of which is hereby acknowledged by Great Oak, Great Oak and Tenant hereby agree that the Deed of Lease is terminated as of the date hereof and shall be of no further force or effect from or after the date hereof. In addition, Great Oak and Tenant each further agrees that neither Great Oak nor Tenant shall have further obligations or liabilities whatsoever to the other under the Deed of Lease from and after the date hereof, regardless of whether any such liability or obligation is alleged to have arisen under the Deed of Lease before or after the date hereof, and each hereby releases and forever discharges the other from any and all obligations and liabilities whatsoever arising under or pursuant to the Deed of Lease, regardless of when any such obligation or liability is deemed or alleged to have arisen. In furtherance thereof, Great Oak and Tenant each further agrees not to sue or bring any other legal proceeding against the other for any claims of any nature whatsoever based on or arising under the Deed of Lease, and each further agrees to indemnify and hold harmless the other from any and all costs, losses, expenses (including reasonable fees of counsel), damages or liabilities if either breaches its agreements set forth in this letter.

          If the foregoing correctly sets forth our agreements regarding the amendment and termination of the Deed of Lease, we would sincerely appreciate your so acknowledging and agreeing by signing one copy of this letter in the space provided below and returning such signed copy to the undersigned for the permanent records of the Tenant.

/s/ Philip E. Ray

Great Oak, LLC, Successor to Fair Grover Properties, L.L.C., as Landlord under the Deed of Lease noted above

By:        /s/ Stephen W. Gilbert
Name:      Stephen W. Gilbert
Title:     Portfolio Manager